EXHIBIT 1.1

July 19, 2021

CONFIDENTIAL

Ms. Thanh H. Lam, CEO/President

Nova Lifestyle Inc.

6565 E Washington Blvd.

Commerce, CA 90040

Re:         Nova Lifestyle,Inc. (NVFY) Public Offering

Dear Ms. Lam:

The purpose of this engagement letter is to outline our agreement pursuant to which Dawson James Securities, Inc. (“Dawson”) will act as the lead placement agent on a “best efforts” basis in connection with the proposed public offering (the “Offering”) by Nova Lifestyle Inc. (collectively, with its subsidiaries and affiliates, the “NVFY” or “Company”) of its equity or equity-linked securities. This engagement letter sets forth certain conditions and assumptions upon which the Offering is premised. However, except as expressly provided herein, this engagement letter is not intended to be a binding legal document, as the agreement between the parties hereto on the matters relating to the Offering will be embodied in the Placement Agent Agreement (as defined below). It is contemplated that following the effectiveness of the registration statement relating to the Offering, this engagement letter will be replaced by the Placement Agent Agreement.

The terms of our agreement in principle are as follows:

1.    Engagement. The Company hereby engages Dawson, for the period beginning on the date hereof and ending on the earlier of 30 days from the date hereof or upon the completion of the Offering (the “Engagement Period”), to act as the Company’s exclusive lead placement agent and investment banker in connection with the proposed Offering. During the Engagement Period or until the consummation of the Offering, and as long as Dawson is proceeding in good faith with preparations for the Offering, the Company agrees not to solicit, negotiate with or enter into any agreement with any other source of financing (whether equity, debt or otherwise), any underwriter, potential underwriter, placement agent, financial advisor, investment banking firm or any other person or entity in connection with an offering of the Company’s debt or equity securities or any other financing by the Company.

2.    The Offering. The Offering is expected to consist of the sale of the Company’s equity or equity linked securities (the “Securities”). Dawson will act as lead placement agent for the Offering or as placement agent of a syndicate, subject to, among other matters referred to herein and additional customary conditions, completion of Dawson’s due diligence examination of the Company and its affiliates, and the execution of a definitive placement agent agreement between the Company and Dawson in connection with the Offering (the “Placement Agent Agreement”). Dawson may: (i) with

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Member FINRA/SIPC

the Company’s approval (not to be unreasonably withheld, conditioned or delayed), create an syndicate for the Offering comprised of broker-dealers who are members of the Financial Industry Regulatory Authority (“FINRA”), (ii) rely on soliciting dealers who are FINRA members to participate in placing a portion of the Offering, and (iii) offer Securities to such dealers at less than the public offering price. The actual size of the Offering, the precise number of Securities to be offered by the Company and the offering price will be the subject of continuing negotiations between the Company and Dawson.

3.    Placement Agent Compensation. The placement agent commissions will be 8% for the Offering. As additional compensation for Dawson’s services, the Company shall issue to Dawson or its designees at the closing of the Offering a warrant (collectively, the “Placement Agent Warrants”) to purchase that number of securities of the Company equal to 5% of the aggregate number of securities sold in the Offering (if the Offering is for units of securities, the Placement Agent Warrants will be to purchase such units). The Placement Agent Warrants will be exercisable at any time and from time to time, in whole or in part, during the period commencing six months from the effective date of the Offering and ending five years from the effective date of the Offering at a price per security equal to 125% of the offering price per security issued in the Offering. The Placement Agent Warrants will provide for a cashless exercise provision, piggy back registration rights and customary anti-dilution provisions (for stock dividends and splits and recapitalizations) consistent with FINRA Rule 5110. The number of securities underlying the Placement Agent Warrants shall be reduced if necessary to comply with FINRA rules or regulations. Dawson reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event that a determination and/or suggestion will be made by FINRA to the effect that the underwriters’ aggregate compensation is in excess of FINRA rules or that the terms thereof require adjustment; provided, however, the aggregate compensation otherwise to be paid to the Placement Agent by the Company may not be increased above the amounts stated herein without the written approval of the Company.

4.    Registration Statement. To the extent the Company decides to proceed with the Offering, the Company will, as soon as practicable, prepare and file with the Securities and Exchange Commission (the “Commission”) a prospectus supplement to its Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) (the base prospectus included in such Registration Statement and the prospectus supplement is collectively referred to as the “Prospectus”) covering the Securities to be offered and sold in the Offering. The Registration Statement (including the Prospectus therein), and all amendments and supplements thereto, will be in form reasonably satisfactory to Dawson and counsel to Dawson. Other than any information provided by Dawson in writing specifically for inclusion in the Registration Statement or the Prospectus, the Company will be solely responsible for the contents of its Registration Statement and Prospectus and any and all other written or oral communications provided by or on behalf of the Company to any actual or prospective investor of the Securities, and the Company represents and warrants that such materials and such other communications will not, as of the date of the offer or sale of the Securities, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the completion of the offer and sale of the Securities an event occurs that would cause the Registration Statement or Prospectus (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will notify Dawson immediately of such event and Dawson will suspend solicitations of the prospective purchasers of the Securities until such time as the Company shall prepare a supplement or

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amendment to the Registration Statement or Prospectus that corrects such statement or omission. The Registration Statement will include as an exhibit a proposed form of Placement Agent Agreement (which may be incorporated into such Registration Statement by reference). The final Placement Agent Agreement will be in form satisfactory to the Company and Dawson and will include indemnification provisions and other terms and conditions customarily found in underwriting agreements for public offerings.

6.    Lock-Ups. The Placement Agent Agreement will provide, among other items, that: (i) the Company's directors and executive officers will enter into customary "lock-up" agreements in favor of the Placement Agent for a period of 60 days from the date of the Offering, and (ii) except as provided below the Company will agree, for a period of 90 days from the date of the Offering, that it will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

7.    Expenses. The Company will be responsible for and will pay all expenses relating to the Offering, including, without limitation, (a) all filing fees and expenses relating to the registration of the Securities with the Commission; (b) all FINRA Public Offering filing fees; (c) all fees and expenses relating to the listing of the Company’s common stock on the national stock exchange on which it is listed; (d) all fees, expenses and disbursements relating to the registration or qualification of the Securities under the “blue sky” securities laws of such states and other jurisdictions as Dawson may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel, which will be Dawson’s counsel it being agreed that such fees and expenses of Dawson’s counsel will be $50,000; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the Securities under the securities laws of such foreign jurisdictions as Dawson may reasonably designate; (f) the costs of all mailing and printing of the Offering documents; (g) transfer and/or stamp taxes, if any, payable upon the transfer of Securities from the Company to Dawson; and (h) the fees and expenses of the Company’s accountants; and (i) “road show” expenses, diligence expenses and legal fees of Dawson’s counsel not to exceed in the aggregate $60,000 on the Offering.

8.    Tail Financing; Right of First Refusal. Dawson shall be entitled to fees per Section 3 of this Agreement with respect to any public or private offering or other financing or capital-raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to the Company by investors whom Dawson had introduced to the Company during the Engagement Period, as well as any investors that participated in the Offering, if such Tail Financing is consummated at any time during the Engagement Period or within the 12-month period following the expiration or termination of this Agreement or the completion of the Offering (the “Tail Period”). If the Offering is completed, for a period of 12 months from the date of such Offering, the Company grants Dawson the right of first refusal to act as lead managing underwriter or book runner, or as lead placement agent, for any and all future equity, equity-linked or debt (excluding commercial bank debt) offerings during such period, of the Company, or any successor to or any subsidiary of the Company. Notwithstanding the foregoing, in the event of a public or private sale of securities during the foregoing 12-month period, Dawson shall be entitled to receive as its compensation at least 50% of the compensation payable to the underwriters or placement agents. During the 12-month period described above, if the Company makes any equity, equity-linked or debt (excluding commercial bank debt) offerings, Dawson shall be permitted to participate at a 50% level as a placement agent or underwriter for such offering.

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9.    Survival. Except as provided in Paragraphs 1, 6, 7, 8, 9, 10, 12, 13, 14 and 15 hereof (which Paragraphs are intended to be legally binding and enforceable on and against the Company and Dawson), this engagement letter is not intended to be a binding legal document nor a legal commitment on the part of Dawson to provide any financing to the Company, as the agreement between the parties hereto on these matters will be embodied in the Placement Agent Agreement.

10.    Termination. Regardless of which party elects to terminate their further participation in the proposed transactions contemplated hereby and the engagement by the Company of Dawson, upon such termination, the Company will reimburse Dawson for, or otherwise pay and bear, the expenses and fees to be paid and borne by the Company as provided for in Paragraph 6 above, less amounts, if any, previously paid to Dawson in reimbursement for such expenses.

11.    No Other Agreements. The Company represents and warrants to Dawson that the entry into this engagement letter or any other action of the Company in connection with the proposed Offering will not violate any agreement between the Company and any other broker-dealer, underwriter or financial advisor.

12.    Publicity. The Company agrees that it will not issue press releases or engage in any other publicity, without Dawson’s prior written consent, commencing on the date hereof and continuing until the final closing of the Offering.

13.    Information. During the Engagement Period or until the Closing, the Company agrees to cooperate with Dawson and to furnish, or cause to be furnished, to Dawson, any and all information and data concerning the Company, and the Offering that Dawson deems appropriate (the “Information”). The Company will provide Dawson reasonable access during normal business hours from and after the date of execution of this engagement letter until the date of the Closing to all of the Company’s assets, properties, books, contracts, commitments and records and to the Company’s officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. Except as contemplated by the terms hereof or as required by applicable law, Dawson will keep strictly confidential all non-public Information concerning the Company provided to Dawson. No obligation of confidentiality will apply to Information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by Dawson, (b) was known or became known by Dawson prior to the Company’s disclosure thereof to Dawson as demonstrated by the existence of its written records, (c) becomes known to Dawson from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company, (d) is disclosed by the Company to a third party without restrictions on its disclosure or (e) is independently developed by Dawson.

14.    No Third Party Beneficiaries; No Fiduciary Obligations. This engagement letter does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that: (i) Dawson is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this engagement letter or the retention of Dawson hereunder, all of which are hereby expressly waived; and (ii) Dawson is a full service securities firm engaged in a wide range of

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businesses and from time to time, in the ordinary course of its business, Dawson or its affiliates may hold long or short positions and trade or otherwise effect transactions for its own account or the account of its customers in debt or equity securities or loans of the companies which may be the subject of the transactions contemplated by this Agreement. During the course of Dawson’s engagement with the Company, Dawson may have in its possession material, non-public information regarding other companies that could potentially be relevant to the Company or the transactions contemplated herein but which cannot be shared due to an obligation of confidence to such other companies.

15.    Indemnification, Advancement & Contribution.

(a)          Indemnification. The Company agrees to indemnify and hold harmless Dawson, its affiliates and each person controlling Dawson (within the meaning of Section 15 of the Securities Act), and the directors, officers, agents and employees of Dawson, its affiliates and each such controlling person (Dawson, and each such entity or person hereafter is referred to as an “Indemnified Person”) from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the “Liabilities”), and shall reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel for the Indemnified Persons) (collectively, the “Expenses”) and agrees to advance payment of such Expenses as they are incurred by an Indemnified Person in investigating, preparing, pursuing or defending any actions, whether or not any Indemnified Person is a party thereto, arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in (A) the Registration Statement, Prospectus or any other offering documents (as from time to time each may be amended and supplemented), (B) any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the Offering, including any “road show” or investor presentations made to investors by the Company (whether in person or electronically), or (C) any application or other document or written communication (collectively called “application”) executed by the Company or based upon written information furnished by the Company in any jurisdiction in order to qualify the Securities under the securities laws thereof or to file for an exemption from such requirement or filed with the Commission, any state securities commission or agency, any national securities exchange; or (ii) the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information provided to the Company by Dawson in writing specifically for use in the Registration Statement, Prospectus or any other offering documents. The Company also agrees to reimburse and advance each Indemnified Person for all Expenses as they are incurred in connection with such Indemnified Person’s enforcement of his or its rights under this Section 14.

(b)         Procedure. Upon receipt by an Indemnified Person of actual notice of an action against such Indemnified Person with respect to which indemnity may reasonably be expected to be sought under this Section 14, such Indemnified Person shall promptly notify the Company in writing; provided that failure by any Indemnified Person so to notify the Company shall not relieve the Company from any obligation or liability which the Company may have on account of this Section 14 or otherwise to such Indemnified Person. The Company shall, if requested by Dawson, assume the defense of any such action (including the employment of counsel designated by Dawson and reasonably satisfactory to the Company). Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company has failed promptly to assume the defense and employ separate counsel designated by Dawson for the benefit of Dawson and the other Indemnified Persons or (ii) such

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Indemnified Person shall have been advised that in the opinion of counsel that there is an actual or potential conflict of interest that prevents (or makes it imprudent for) the counsel designated by Dawson and engaged by the Company for the purpose of representing the Indemnified Person, to represent both such Indemnified Person and any other person represented or proposed to be represented by such counsel. The Company shall not be liable for any settlement of any action effected without its written consent (which shall not be unreasonably withheld). In addition, the Company shall not, without the prior written consent of Dawson, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action in respect of which advancement, reimbursement, indemnification or contribution may be sought hereunder (whether or not such Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person, acceptable to such Indemnified Party, from all Liabilities arising out of such action for which indemnification or contribution may be sought hereunder and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person. The advancement, reimbursement, indemnification and contribution obligations of the Company required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as every Liability and Expense is incurred and is due and payable, and in such amounts as fully satisfy each and every Liability and Expense as it is incurred (and in no event later than 30 days following the date of any invoice therefore).

(c)         Contribution. In the event that a court of competent jurisdiction makes a finding that indemnity is unavailable to an Indemnified Person, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company, on the one hand, and to Dawson and any other Indemnified Person, on the other hand, of the matters contemplated by this Section 14 or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and Dawson and any other Indemnified Person, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of commissions actually received by Dawson in the Offering. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or Dawson on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and Dawson agree that it would not be just and equitable if contributions pursuant to this subsection (c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (c). For purposes of this paragraph, the relative benefits to the Company, on the one hand, and to Dawson on the other hand, of the matters contemplated by this Section 14 shall be deemed to be in the same proportion as: (a) the total value received by the Company in the Offering, whether or not such Offering is consummated, bears to (b) the commissions paid to Dawson under the Placement Agent Agreement. Notwithstanding the above, no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from a party who was not guilty of fraudulent misrepresentation.

(d)         Limitation. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this engagement

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letter, the transactions contemplated thereby or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions, except to the extent that a court of competent jurisdiction has made a finding that Liabilities (and related Expenses) of the Company have resulted exclusively from such Indemnified Person’s gross negligence or willful misconduct in connection with any such advice, actions, inactions or services.

16.    Governing Law; Venue. This engagement letter will be deemed to have been made and delivered in the State of Florida and both the binding provisions of this engagement letter and the transactions contemplated hereby will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of Florida, without regard to the conflict of laws principles thereof. Each of Dawson and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby will be instituted exclusively in the courts located in the county of Palm Beach, Florida (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the courts located in the county of Palm Beach, Florida, in any such suit, action or proceeding. Each of Dawson and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in such courts and agrees that service of process upon the Company mailed by certified mail to the Company’s address will be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon Dawson mailed by certified mail to Dawson’s address will be deemed in every respect effective service process upon Dawson, in any such suit, action or proceeding. Notwithstanding any provision of this engagement letter to the contrary, the Company agrees that neither Dawson nor its affiliates, and the respective officers, directors, employees, agents and representatives of Dawson, its affiliates and each other person, if any, controlling Dawson or any of its affiliates, will have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by the Company that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. Dawson will act under this engagement letter as an independent contractor with duties to the Company.

If you are in agreement with the foregoing, please sign and return to us one copy of this engagement letter. This engagement letter may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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Very truly yours,

DAWSON JAMES SECURITIES, INC.

By:	/s/ Robert D. Keyser, Jr.
Robert D. Keyser, Jr.
Robert D. Keyser, Jr., CEO

Accepted and agreed as of

the date first written above:

NOVA LIFESTYLE INC.

By s/ Thanh H. Lam

         Thanh H. Lam, President/CEO

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